Exhibit 99.1

For Immediate Release

Majestic Capital Announces
Voluntary Delisting of its Common Stock

HAMILTON, Bermuda, April 29, 2011 – Majestic Capital, Ltd. (Majestic Capital) (Nasdaq: MAJC) today announced that it filed a Form 25 with the Securities and Exchange Commission to effect the voluntary delisting of Majestic Capital’s common stock from the Nasdaq Capital Market.  The effective date of delisting pursuant to this filing will occur on May 9, 2011.

Majestic Capital elected to voluntarily delist its common stock in lieu of the mandatory delisting which would occur as a consequence of the fact that Majestic Capital filed a Form 10-K for the year ended December 31, 2010 which is not in compliance with the NASDAQ continued listing obligations due to the presence of an auditor’s disclaimer of opinion in that filing.

About Majestic Capital, Ltd.

Majestic Capital, through its subsidiaries, is a specialty provider of workers’ compensation insurance products and services. Further information about Majestic Capital and its business can be found on Majestic Capital’s website at http://www.MajesticCapital.com.

CCG Investor Relations
Mark Collinson, (310) 954-1343